CONSENT OF ARTHUR ANDERSEN LLP

As independent public accountants, we hereby consent to the incorporation, by reference in the Form S-8 Registration Statement, of our report dated December 22, 1997 with respect to the financial statements of ASHA Corporation included in ASHA Corporation's Form 10-KSB for its fiscal year ended September 30, 1997 filed with the Securities and Exchange Commission.

/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP

Los Angeles, California
May 18, 1998